Exhibit 99.1

November 17, 2008

Re: ICON Income Fund Nine, LLC (“Fund Nine”)

Dear Registered Representative:

As you are aware from our previous correspondence, Fund Nine entered into its Liquidation Period on May 1, 2008. We are writing to notify you in advance that, beginning with the January 1, 2009 distribution, Fund Nine’s distributions will fluctuate monthly based on the proceeds generated from its assets. Your clients will receive the following notification from us with their December 1, 2008 distribution advising them of this.

Should you have any questions, please feel free to call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736, option 2.

Sincerely

ICON Capital Corp.

December 1, 2008

Re: ICON Income Fund Nine, LLC (“Fund Nine”)

Dear Investor:

As you are aware from our previous correspondence, Fund Nine entered into its Liquidation Period on May 1, 2008. During the Liquidation Period you receive distributions that are generated from net rental income and equipment sales when realized. In other words, distributions are no longer paid on a regularly scheduled basis and the distributions will fluctuate as the portfolio winds down and assets are sold.

We are writing to inform you that, effective January 1, 2009, your distributions will begin to fluctuate monthly based on the incoming proceeds generated from Fund Nine’s portfolio. In some months the distribution could be smaller than your current distribution, in some months the distribution may be larger and in some months there may not be any distribution. We expect the Liquidation Period to continue for several years as Fund Nine’s portfolio winds down.

As always, if you have any questions, please contact our Investor Relations Department at (800) 343-3736, option 2.

Sincerely,

ICON Capital Corp.

ICON Capital Corp.                                                      150 Grossman Dr.                                                      Braintree, MA 02184